Exhibit 99

          Walter Industries Names Raymond Torok President of U.S. Pipe


    TAMPA, Fla., July 30 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT), announced today that Raymond P. Torok, an accomplished manufacturing executive, has been named President of its U.S. Pipe & Foundry subsidiary.

    Most recently, Mr. Torok served as an Operating Partner at Red Diamond Capital, a private equity firm. Prior to that, he served as an interim President at Golden Casting Corporation, a foundry operation producing highly engineered precision castings. From 1994 through 2003, Mr. Torok served as President & CEO at Cold Metal Products, a steel production company, and at Philadelphia Gear Corporation. Mr. Torok worked for more than 25 years at the Aluminum Company of America (ALCOA), ultimately rising to the position of Vice President and General Manager of ALCOA's Aerospace Division.

    "We are pleased that Ray is assuming leadership of our U.S. Pipe subsidiary. He brings decades of experience in the manufacturing industry and has a long track record of managing and improving operations, while also consistently increasing sales and enhancing profitability," said Don DeFosset, Chairman and Chief Executive Officer of Walter Industries, Inc. "Ray's managerial and manufacturing expertise will help U.S. Pipe seize on the growth opportunities in the industry."

    Mr. Torok will assume the duties of President of U.S. Pipe effective August 4, 2004. He will replace Charles Cauthen, Walter Industries' Senior Vice President and Controller, who has successfully led U.S. Pipe on an interim basis since April 2004. Mr. Cauthen will be resuming his corporate responsibilities as Principal Accounting Officer while also directing the Company's merger and acquisition activities.

    Mr. Torok has a B.A. degree from John Carroll University and an M.B.A from Butler University.


    Walter Industries, Inc., is a diversified company with annual revenues of $1.3 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,200 people.


    For more information, please call Joe Troy, Senior Vice President of Financial Services at Walter Industries, at (813) 871-4404, or visit the Company's web site at http://www.walterind.com.